Bank Acceptance

No: 7012000112

Applicant: Shanghai Hailu Kunlun Hi-tech Engineering Co.,Ltd

Acceptor: Bank of Ningbo, Shanghai Branch

According to the law , legislation and the business institution , Both parties enter into this contract based on consensus

Accept the bank acceptance

The total bank acceptance which the applicant apply for is 4 pieces , amount is RMB 4 million On the condition of applicant can fully fulfill its obligation, the acceptor agree to accept ,detail as following

	CER Energy	CER Energy	CER Energy	CER Energy
	Recovery	Recovery	Recovery	Recovery
Name	(Shanghai) Co.,Ltd	(Shanghai) Co.,Ltd	(Shanghai) Co.,Ltd	(Shanghai) Co.,Ltd
Bank	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch
Account number	1001145719006914063	1001145719006914063	1001145719006914063	1001145719006914063
Acceptance amount	RMB 2 million	RMB 1 million	RMB 1 million	RMB 1 million
date of draft	2012.3.21	2012.3.21	2012.3.21	2012.3.21
Maturity date	2012.9.21	2012.9.21	2012.9.21	2012.9.21

Delivery and payment of the bank acceptance

Applicant should hand over these enough bank acceptance to the acceptor unconditional. From the date as the following, the acceptor has the rights to deduct the payment from the account of applicant

Commission charge

The commission is calculated with the 0.5% of the amount of this bank acceptance, and then it should be RMB 2500. The applicant agrees to pay this commission to the acceptor at once

Cash deposit

1 The applicant should transfer RMB 2.5 million to the account (no: 70010099000062557) as the cash deposit. Before repay the amount of acceptance, the applicant can not use it. If the applicant can not repay the enough money at the maturity date, then the acceptor has the rights to deduct the lack part from the cash deposit

2. The interest rate for the cash deposit is calculated with following method

It should calculate with the rate of 6 months fixed deposit of people's Bank of China, if the cash deposit is not enough, then the interest rate will calculate in current deposit rate of people's Bank of China

Undertakings of applicant

1.	The applicant undertakes the business rules of acceptor and authorize the acceptor deduct the cash deposit ,commission from its account
2.	The bank acceptance under the contract is based on the true and legal commodity transaction and should afford the responsibility for the authenticity and validity
3.	These dispute raised with ticket holder can not be the reason that refuse to fulfill it’s obligation .And it will have no effect to the rights and obligation of each party. The applicant should repay the acceptance to the acceptor on time
4.	Applicant undertakes to provide the document and information for operation status ,financial report ,basic contract per the request of acceptor and should in the responsibility for the authenticity and validity
5.	During the period of this contract, if there occur any one situation as following , the applicant should notice acceptor in time and should pay the cash deposit in advance . And meanwhile the acceptor has the rights to say all the credit of the applicant will overdue in advance and also has the rights to (1) stop to provide loan (2) recovery these principle and interest which has provided (3) bring a lawsuit against (4) apply to seizure of all applicant’s property (5) the other method to keep the assets and the other branch of bank of Ningbo also has the above rights
(1)	If there is any great operation decision for the applicant, such as Chinese-foreign joint, merge, disjunction, change the line of production, disbandment or bankrupt, applicant should notice the acceptor in one month advance. The beneficiary of the applicant should be the new applicant ,which still keep the same responsibility
(2)	If there is any change for the name, corporate representative, address , registered capital and so on of applicant ,then he should notice the acceptor in 3 days in written
(3)	Besides above, if there is ant other affair which have the big effect for the applicant to fulfill its obligation ,including but not limited to stop production, logout, business license revoke, litigious activities, great economic dispute, freezing of property, has trouble in financing status and so on , the applicant should inform the acceptor in 3 days in written
6	All the meaning under this contract are truthfulness. If the contract is regarded as invalidity, the applicant will still fulfill its obligation of this contract and will compensate all the loss of acceptor.
7	The applicant will undertakes the other obligation which set by law

Rights	and obligations of acceptor

1.	If it is the maturity date of the bank of acceptance and the applicant can not pay the enough money, the acceptor still need to pay the money to the ticket holder without any condition
2.	If the applicant can not pay the enough money at the maturity date, the acceptor has the rights to regard the unpaid money as the overdue loan for the applicant and will calculate the interest and compound interest according to the term 2 of statement 7 without signing another loan contract with the applicant. And the acceptor has the rights to deduct the principle and interest and other fee from the applicant’s account or has the rights to get the compensation from the applicant’s guaranty
3.	If there is another great affairs which will damage the interest of acceptor beside the description in the term 5 of statement 5, the acceptor has the rights to hand over all the acceptance amount in advance or take the legal action
4.	If the applicant break any terms or undertakings , besides to undertake the responsibility of term 7 ,and also the acceptor has the rights to ask the applicant to hand over all the cash deposit and can take the other legal action to insure the assets

Responsibility of breach of contract

1.	Both parties should fulfill the contract or should afford the responsibility of breach of contract according to the related laws and regulations
2.	If the applicant can not repay the money, the acceptor has the rights to calculate the interest as 0.5% per day for this unpaid money. For these unpaid interest ,then calculate with the interest as 0.5% for the compound interest
3.	If the applicant provide the false document or status on purpose. Then it should pay the 10% of the acceptance amount as the penal sum to the acceptor
4.	If there is any need for the acceptor to achieve its creditor’s rights , then the applicant should afford the legal cost, action cost ,lawyer cost ,travelling cost or the other cost related to achieve the creditor’s rights

Guarantee for creditor's rights

If the applicant does not save or does not save enough cash deposit on the acceptor’s, the balance should be guaranteed by the #1-3 underground garage No.269 Quyang Road of Wu Qinghuan and Zhou Jialing . The guarantee contract number is 0700113920120019; 070010920120020

Miscellanea

1.	If there is any dispute in the contract , both parties should resolve by consultation, if failed , then can bring a lawsuit against in the people's court in the local of acceptor
2.	If any party thinks the contract should have the justice then it needs both parties to apply for the justice to the justice institution and clear the effective of forcible execution. The justice cost should afforded by the applicant and the acceptor has the rights to collect for
3.	The matters not mentioned should handle by the laws and regulations, the rules of acceptor and regulator

The contract is in 2 duplicate, each party hold one piece

Declaration and Note

The acceptor has brought the applicant's special attention to all terms in relation to the rights and obligations of each Party, asked the applicant to fully and accurately understand all such terms.

The applicant has carefully read and fully understands all contractual terms hereof and has no dispute over the terms of this Contact.

Lender (seal): Bank of Ningbo ,Shanghai branch

Person-in-charge/authorized representative: ____Shi Daoming____ __

Borrower (seal):_Shanghai Hailu Kunlun Hi-tech engineering Co.,Ltd

Legal representative/authorized representative: Wu Qinghuan

Date: ____2012-3-21______